EXHIBIT INDEX


Exhibit
Number      Description
-------     -----------

  99 BankAmerica Corporation press release dated March 3, 1997 titled "BankAmerica Announces Intention to Split Stock."

                                                                      Exhibit 99

[BANKAMERICA CORPORATION LOGO APPEARS HERE]                                 NEWS

                                                                    For Release:

Contact:  John Keane (415) 622-2773


                 BANKAMERICA ANNOUNCES INTENTION TO SPLIT STOCK


     SAN FRANCISCO, March 3, 1997 -- BankAmerica Corporation today announced its intention to split its common stock, two shares for one -- subject to share-holder approval at its Annual Meeting on May 22, 1997.

     The resolution placed before shareholders will include a proposed increase in the authorized shares of common stock from 700 million shares to 1.4 billion shares.

     "We believe that this action will result in a broader market for the stock by placing the market price in a range more attractive to individual investors," David A. Coulter, Chairman and Chief Executive Officer, said. "BankAmerica has historically had a large number of relatively small shareholders and ensuring that our stock is attractive to a broad range of investors -- including our retail customers and employees -- is important to us."

     BankAmerica Corporation has split its stock twice before, on March 31, 1972 when it was trading for approximately $76 per share and on August 17, 1976, when it was trading for about $54 per share. Both were two-for-one splits. Bank-America's predecessor companies, Bank of America NT&SA and Bank of Italy NT&SA also had stock splits. Bank of Italy split four-for-one on April 12, 1927 and Bank of America split two-for-one on April 28, 1937 and on March 31, 1950.

     The new split, if approved, would be effective for common shareholders of record on June 2, 1997. Stock certificates for the new shares would be mailed out on or about June 16. The corporation had approximately 355,267,000 shares of common stock outstanding at December 31, 1996. The stock closed today at $114.625.

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